FLIR Systems, Inc.
Company contact: Tony Trunzo FLIR Systems, Inc. (503) 498-3547 www.flir.com	NEWS RELEASE

FLIR Systems Completes Acquisition of ICx Technologies for $268 Million

PORTLAND, OR, October 4, 2010 (MARKET WIRE) -- FLIR Systems, Inc. (NASDAQ: FLIR) announced today that it has successfully completed its previously announced acquisition of ICx Technologies, Inc. for $7.55 per share, for an aggregate purchase price of $268 million, or an enterprise value of $232 million including ICx's closing cash balance. On August 16, 2010, FLIR announced it had entered into a definitive agreement to acquire ICx through a tender offer and subject to certain conditions. The acquisition was completed via a tender offer by a FLIR subsidiary for all of the outstanding shares of ICx followed by the merger of that purchasing subsidiary with ICx, as a result of which ICx became a wholly-owned subsidiary of FLIR.

The tender offer expired at 12:00 midnight, New York City time, on Friday, October 1, 2010, with 32,683,590 million shares, representing approximately 93.4 percent of ICx's outstanding shares, validly tendered and not validly withdrawn in the offer. FLIR has accepted for payment all validly tendered shares and thereafter completed the acquisition.

ICx is a leading provider of integrated advanced sensing technologies for homeland security, force protection and critical infrastructure applications. ICx has established a technology leadership position across a wide spectrum of CBRNE (chemical, biological, radiological, nuclear and explosives) detection and surveillance technologies, supported by a robust intellectual property portfolio.

"The acquisition of ICx represents an opportunity to expand our business into several attractive adjacent technologies, products, and markets. We believe ICx is a leader in emerging CBRNE sensor technologies and that this business will create substantial value for our shareholders," said Earl R. Lewis, President and CEO of FLIR. "We are excited to add ICx to the global infrastructure of FLIR's Government Systems Division and we are delighted to welcome ICx employees to FLIR."

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FLIR Systems Completes Acquisition of ICx Technologies for $268 Million
October 4, 2010
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About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature. Such statements, including those made by Earl Lewis, are based on current expectations of future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: the potential that market segment growth will not follow historical patterns; general industry conditions and competition; business and economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; domestic and foreign governmental laws and regulations; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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